Exhibit 5.3

[Letterhead of Crowley Fleck LLP]

John W. Morrison

400 East Broadway, Suite 600

P.O. Box 2798

Bismarck, ND 58502-2798

Office: 701.223.6585

Direct: 701.224.7534

jmorrison@crowleyfleck.com

March 8, 2013

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas  77002

Re:                             Halcón Resources Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special local counsel to Western Star Drilling Company, a North Dakota corporation (“Western Star”) and wholly owned subsidiary of Halcón Resources Corporation, a Delaware corporation (the “Company”), in connection with (i) the offer by the Company and certain subsidiaries of the Company including Western Star (the subsidiaries the “Subsidiary Guarantors”;  the Company and the Guarantors collectively, the  “Registrants”) of up to $750,000,000 in aggregate principal amount of the Company’s 9.750% Senior Notes due 2020 (the “Exchange 2020 Notes”) for a like aggregate principal amount of outstanding 9.750% Senior Notes due 2020, which have certain transfer restrictions (the “Original 2020 Notes”) and (ii) the Registrant’s offer of up to $1,350,000,000 in aggregate principal amount of the Company’s 8.875% Senior Notes due 2021 (the “Exchange 2021 Notes” and, together with the Exchange 2020 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 9.750% Senior Notes due 2020, which have certain transfer restrictions (the “Original 2021 Notes” and, together with the Original 2020 Notes, the “Original Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Exchange 2020 Notes are to be issued pursuant to the indenture dated as of July 16, 2012 (the “2020 Indenture”) between the Registrants and U.S. Bank National Association, as Trustee (the “Trustee”) and the Exchange 2021 Notes are to be issued pursuant to the indenture dated as of November 6, 2012 (the “2021 Indenture” and, together with the 2020 Indenture, the “Indentures”) between the Registrants and the Trustee.  The obligations of the

Company under the Exchange Notes will be guaranteed by the Subsidiary Guarantors (the “Subsidiary Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to and on the terms set forth in the applicable Indenture, in exchange for and in replacement of the corresponding series of Original Notes and the Guarantees of the Subsidiary Guarantors of the corresponding series of Original Notes.

In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction of the 2020 Indenture and the 2021 Indenture (including the Subsidiary Guarantees included therein), exclusive of certain exhibits, schedules or certificates attached thereto (together, the “Transaction Documents”).  We have also reviewed the following documents (the “Company Documents”):

(a)         a Certificate of Good Standing of Western Star dated October 16, 2012 and issued by the Secretary of State of the State of North Dakota (the “State”);

(b)         Articles of Incorporation of Western Star dated September 18, 2001 with two Statements of Change of registered agent/office, certified by the Secretary of State of the State on October 16, 2012;

(c)          the Bylaws of Western Star Drilling Company;

(d)         Unanimous Written Consent of the Board of Directors of Western Star dated August 1, 2012;

(e)          Unanimous Written Consent of the Board of Directors of Western Star dated October 22, 2012; and

(f)           such other certificates, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than Western Star and the due authorization, execution and delivery of all documents by the parties thereto other than Western Star.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Western Star and others.

We have further assumed (i) that none of the Company Documents has been withdrawn, modified, amended, supplemented, rescinded, revoked or terminated; (ii) that there exist no other consents or resolutions or agreements adopted by Western Star pertaining to the Transaction Documents or the matters contemplated thereunder; (iii) that the statements and certifications in the various certificates were, when made, and are as of the date hereof true, accurate and complete; (iv) as to matters of fact, the truthfulness of the representations made in or incorporated into the Transaction Documents; (v) that neither of the Transaction Documents has been modified, amended, supplemented, rescinded, revoked or terminated; (vi) that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would in either case define, supplement or qualify the terms of the Transaction Documents; (vii) that Western Star as Guarantor received and will continue to receive a direct benefit from the transactions described in and contemplated by the Transaction Documents; (viii) that the execution, delivery and performance by Western Star of the Transaction Documents did not and will not result in any conflict with or breach of any agreement or documents binding upon Western Star; (ix) that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party was or is required for the due execution, delivery or performance by Western Star of the Transaction Documents and that, if any such authorization, approval, action, notice of filing was or is required for Western Star’s performance of its obligations under the Transaction Documents, it has been duly obtained, taken, given or made and is in full force and effect; and (viii) that neither Western Star nor its assets is subject to the continuing supervision of any court, regulatory body, or other governmental authority or any judgment, order, or decree of any court, regulatory body, or other governmental authority.

Other than our review of the Transaction Documents and Company Documents (the “Documents”), we have not reviewed any other documents or made any independent investigation for the purpose of rendering our opinions, and we make no representations as to the scope of sufficiency of our document review for your purposes.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of North Dakota.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.             Western Star is a corporation validly existing and in good standing under the laws of the State.

2.             The Transaction Documents were duly authorized by all necessary corporate action by Western Star and were duly executed and delivered by Western Star.  Western Star has the requisite corporate power and authority to perform its obligations under the Transaction Documents, including the Subsidiary Guarantees given by it.

3.             The execution, delivery and performance of the Transaction Documents by Western Star do not contravene any provision of the Articles of Incorporation or Bylaws of Western Star.

4.             The guaranty by Western Star of the obligations of the Company under the Original Notes and the Exchange Notes pursuant to the terms of the Subsidiary Guarantee given by it under the Indentures constitutes a binding obligation of Western Star.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion letter may be relied on by Mayer Brown LLP in connection with its opinion dated the date hereof filed as Exhibit 5.1 to the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Crowley Fleck LLP